Exhibit 10.30
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 22nd day of August, 2003, by and among LaurelPharm, LLC, a Florida limited liability company (“Buyer”), CoastalMed, Inc., a Florida corporation (“CMI”), CoastalMed of Panama City, Inc., a Florida corporation (“CPC”) (CMI and CPC are sometimes referred to herein as a “Seller” or collectively as “Sellers”), and Randall A. McElheney (“McElheney”). Buyer, CMI, CPC, and McElheney are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”
W I T N E S S E T H:
     WHEREAS, CMI is licensed by the State of Florida Department of Health (“DOH”) as a special closed system pharmacy and is the owner of certain assets used in its business, which has a single location at 700-702 East Business Highway 98, Panama City, Florida 32401 (the “Panama City Leased Premises”); and
     WHEREAS, CPC is licensed by DOH as a special closed closed/special parenteral and enteral pharmacy and is the owner of certain assets used in its business, which has a single business location at 933 10th Street East, Palmetto, Florida 34221 (the “Palmetto Leased Premises”); and
     WHEREAS, Buyer desires to purchase substantially all of Sellers’ assets, and Sellers desire to sell such assets to Buyer, all upon the terms and subject to the conditions hereinafter set forth; and
     WHEREAS, Buyer has requested that McElheney join in the execution of this Agreement in order to give or make certain representations, warranties and covenants, and McElheney has agreed to do so.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and consideration of which is hereby acknowledged, the Parties hereby agreed as follows:
     1. Purchase and Sale of Assets.
          (a) Purchase and Sale. At the Closing (as hereinafter defined), subject to the terms and conditions hereof, each Seller hereby agrees to sell, convey, transfer and deliver to Buyer, and Buyer agrees to purchase from each Seller, all of the assets (unless expressly excluded herein) owned or used by or useful to Sellers in connection with their licensed pharmacy businesses, or other items similar to or used or intended to be used for a purpose similar to that of any of the foregoing, together with the business records related thereto (collectively, the “Assets”). The Assets shall include, without limitation, all tangible and intangible assets, which includes all rights under service contracts, furniture, fixtures, equipment, leasehold interests, hardware, software and Sellers’ inventory, which shall have a value (determined on a cost basis, using the first-in, first-out methodology) of not less than that of the Pre-Closing Inventory (as hereafter defined). Certain of the Assets owned by Sellers as of the date of this Agreement are listed for identification on Schedule l(a)(i) to this Agreement.

          (b) Excluded Assets. Notwithstanding anything to the contrary contained herein, the Parties agree that the term “Assets” shall not include (i) Sellers’ cash and cash equivalents; (ii) Sellers’ accounts receivable (the “Accounts Receivable”); (iii) third party settlements; (iv) assets encumbered by capital leases not assumed by Buyer; (v) records related to either Seller’s corporate existence, including, without limitation, its tax returns; (vi) all nontransferable licenses and permits; (vii) any items listed on Schedule l(b) to this Agreement; and (viii) items of inventory which are out-of-date or are unlawful to transfer (collectively, the “Excluded Assets”).
          (c) Leases. Sellers shall assign to Buyer, and Buyer shall assume from Sellers, all of Sellers’ rights, duties and obligations arising on or after the Closing Date under those certain lease agreements by and between CMI as tenant and ______ as landlord for the Palmetto Leased Premises (the “Palmetto Lease”) and by and between CPC as tenant and McElheney Properties, a Florida general partnership, as landlord for the Panama City Leased Premises (the “Panama City Lease”). The Palmetto Lease and the Panama City Lease are collectively referred to as the “Leases.” At the Closing, Sellers shall deliver to Buyer consents to assignments of the Leases.
     2. Consideration.
          (a) Purchase Price. The purchase price for the Assets shall be, subject to the conditions of this Agreement and the adjustment set forth in this Section 2, EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) (the “Purchase Price”). The Purchase Price shall be divided by Sellers in accordance with Schedule 2(a) hereof. The Purchase Price shall be payable as follows:
               (i) THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000.00) in cash or in immediately payable funds shall be paid at the Closing, subject to any assumption of liabilities agreed to by Sellers and Buyer.
               (ii) FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($4,500,000.00) (the “Deferred Purchase Price”) shall be paid in accordance with the term of that certain promissory note from Buyer to Sellers, substantially in the form attached hereto as Exhibit 1 (the “Note”). The Note shall be for a five-year term, bear interest at the rate of six percent (6%) per annum with a 10-year amortization, and provide for a one percent (1%) penalty for any payment postmarked more than ten (10) days after its due date and provide for an event of default if any payment is postmarked more than thirty one (31) days after its due date. Documentary stamp taxes due on the Note, if any, shall be paid by Buyer. Buyer’s payment obligations under the Note shall be guaranteed by Tandem Health Care, Inc., a Pennsylvania corporation (“THC”). In the event that the Purchase Price is adjusted pursuant to Section 2(d) hereof, the Note shall be modified to reflect the adjusted Purchase Price and a new amortization and payment schedule shall be appended to the Note.
          (b) Allocation. The Parties to this Agreement hereby agree and covenant that the Purchase Price shall be allocated for all purposes, including the determination and reporting of any federal or state income tax liability of the Parties, in accordance with the allocation set forth on Schedule 2(b) to this Agreement. When the transactions contemplated herein are completed and are disclosed to the public, the tax treatment of these transactions may also be disclosed by any Party to any governmental or regulatory agency.
          (c) Assumption of Liabilities. Buyer is assuming only those liabilities and obligations of Sellers under those contracts listed on Schedule 2(c) hereof to the extent such liabilities and obligations arise on or after the Closing Date (the “Assumed Liabilities”). In addition, Buyer may, but is not required to, assume the following liabilities of Sellers: prepaid expenses to the extent useful to and usable by Buyer, with a corresponding increase to the Purchase Price) and accrued paid time off (“PTO”) liabilities of Sellers’ employees who become employees of Buyer on the Closing Date (the “Transferred Employees”) and any other pre-existing liabilities of Sellers which are expressly assumed by Buyer (with a corresponding reduction of the payment of the cash Purchase Price). Other than as expressly provided herein, Buyer shall not and does not assume any of Sellers’ liabilities, including but not limited to trade payables and accruals, capital leases and other trade liabilities incurred in their business, or their debts, taxes, contingencies or other liabilities, whether fixed or contingent (the “Excluded Liabilities”). The Excluded Liabilities shall remain the obligation of Sellers.
          (d) Adjustments to Purchase Price. The Purchase Price was determined in part by the supplier contracts that Sellers have with nursing homes and other health care providers (the “Supply Contracts”), the Gross Revenues derived from the Supply Contracts, which are set forth on Schedule 2(d) hereof, and the value of the Inventory. For purposes of this Agreement, “Gross Revenues” are defined as total gross sales from the Supply Contracts for any particular period, as determined utilizing generally accepted accounting principals (“GAAP”), as determined by the accounting/auditing firm regularly utilized by Buyer.
               (i) If the Gross Revenues from the Supply Contracts for the period from the Closing Date to the sixth month anniversary thereof (to be measured by all supply contracts in effect on such anniversary date, including any new or replacement supply contracts obtained in such six-month period) is less than it was for the six-month period from February 1, 2003 to July 31, 2003 (the “First Six Month Period”), the Purchase Price and the principal amount due under the Note shall be reduced by the amount of Gross Revenues lost on the Supply Contracts during the six-month period immediately following the Closing Date (the “Second Six Month Period”) on a dollar for dollar basis; provided, however, in no event shall the above-referenced adjustment for lost Gross Revenues exceed Two Million Dollars ($2,000,000.00) and provided further that in no event shall Supply Contracts include any agreements with any of the following facilities: Oakview (Williston, Florida); Alachua (Gainesville, Florida); or Plantation Gardens (Kissimmee, Florida), unless McElheney elects to use all or a portion of the Gross Revenues from the contracts associated with these facilities to replace any Gross Revenues lost on the Supply Contracts during the Second Six Month Period pursuant to Section 5(b) of the Employment Agreement between Buyer and McElheney. In order to determine Gross Revenues from the Supply Contracts, at or prior to the Closing, Sellers will provide Buyer with monthly financial statements for the First Six Month Period (“Sellers’ Monthly Financial Statements”) and, in the event Buyer seeks to reduce the Purchase Price hereunder due to a loss in Gross Revenues, Buyer shall provide Sellers its monthly financial statements for the Second Six Month Period.

               (ii) In the event that Inventory has a value equal to the Pre-Closing Inventory, or not less than Twenty Thousand Dollars ($20,000.00) lower than the Pre-Closing Inventory, or not greater than Twenty Thousand Dollars ($20,000.00) higher than the Pre-Closing Inventory, no adjustment will be made to the Purchase Price or the principal amount due under the Note for Inventory; provided, however, in the event that the Inventory is valued at less than Twenty Thousand Dollars ($20,000.00) of the Pre-Closing Inventory, then the Purchase Price and the principal amount due under the Note will be reduced by the difference between the Pre-Closing Inventory and the value of the Inventory; and provided further, however, in the event that the Inventory is valued at greater than Twenty Thousand Dollars ($20,000.00) over the Pre-Closing Inventory, then the Purchase Price and the principal amount due under the Note shall be increased by the difference between the value of the Inventory and the Pre-Closing Inventory. At the paying Party’s option, any applicable Purchase Price adjustment due to a fluctuation in Inventory value may be paid in cash rather than as an adjustment to the Note.
          (e) Prorations. All other expenses related to Sellers’ businesses, which are specifically agreed to by Buyer, including but not limited to personal property taxes, rent, wages and payroll taxes, shall be prorated between Sellers and Buyer at Closing, pursuant to the provisions of the Operations Transfer Agreement (as hereinafter defined). A final settlement of all prorated items shall be submitted to Buyer by Sellers within forty five (45) days after the Closing and payments of any remaining items shall be made by the responsible Parties no later than sixty (60) days following the Closing Date. Notwithstanding the foregoing, as to power and utility charges, “final readings” as of the Closing Date shall be ordered from all utility suppliers; the cost of obtaining such “final readings,” if any, to be paid equally by the applicable Seller and Buyer.
     3. Representations of Sellers. Sellers and McElheney hereby, jointly and severally, represent and warrant to Buyer the following:
          (a) Organization and Standing. Each Seller is a corporation duly formed, validly existing and has an active status under the laws of the State of Florida and has the power and authority to carry on its business as it is now being conducted. Each Seller has previously delivered to Buyer a true and complete copy of its Articles of Incorporation, and all amendments thereto.
          (b) Qualification to do Business. CMI is duly qualified and licensed to do business as a special closed system/special parenteral and enteral (“P/E”) pharmacy in the State of Florida. CPC is duly qualified and licensed to do business as a special closed system pharmacy in the state of Florida and prior to the Closing Date will also be licensed as a special P/E pharmacy. In addition, each Seller has a valid Controlled Substance Registration Certificate from the U.S. Department of Justice Drug Enforcement Administration (“DEA”). The character of their properties or the nature of their businesses does not require either Seller to have any other license or be qualified or licensed in any other state.
          (c) Governmental Authorizations. Each Seller has been and is in compliance with all applicable authorizations, approvals, licenses, permits and orders of and from all governments, courts, arbitrators, administrative agencies or commissions or other governmental or quasi-governmental authorities having jurisdiction over it (collectively, “Governmental Authorities,” which term shall include any state or federally sponsored health care reimbursement or health care benefit or treatment program including, without limitation, Medicare and Medicaid) necessary to carry on its business, to own or lease the properties and assets it owns or leases and to perform all of its obligations under the agreements to which it is a party (collectively, the “Governmental Authorizations”). Except as set forth on Schedule 3(c), and subject to any post-payment audits, each Seller is (and has been at all times during the past five years) in compliance with all applicable laws, rules, regulations and administrative orders of any country, state or municipality to which its business is subject. Schedule 3(c) sets forth a true, correct and complete list of all Governmental Authorizations. There are no proceedings pending or, to the knowledge of Sellers or McElheney, threatened that may result in the revocation, cancellation, suspension or modification of any Governmental Authorization nor does either Seller or McElheney have any knowledge of any basis therefor.
          (d) Title. Except as otherwise noted herein, each Seller has good and marketable title to all of the Assets, and such Assets are free and clear of any restrictions or conditions to sale, conveyance or transfer and are free and clear of all liens, mortgages, pledges, encumbrances, leases, agreements, rental agreements, charges, claims, security interests, taxes, conditions or restrictions of any nature or description whatsoever (collectively, “Encumbrances”). At the Closing, each Seller will have good and marketable title to all of its Assets free and clear of all Encumbrances. The Assets and the Excluded Assets constitute all of the assets owned or used by Sellers.
          (e) Litigation, Compliance with Laws. Except as set forth on Schedule 3(e):
               (i) Sellers have operated their businesses, including the Assets, in compliance with all applicable federal, state and local laws, including, without limitation, the billing and other requirements of the Health Insurance Portability and Accountability Act of 1996. There is no action, suit, claim, litigation filed or proceeding or investigation by a Governmental Authority (collectively, “Actions”) pending or, to the knowledge of either Seller or McElheney, threatened (whether orally or in writing), or any order, injunction or decree outstanding, against either Seller or affecting any of the Assets. Sellers and McElheney do not know of any basis for any Actions which, if adversely determined, might have a material adverse affect (financial or otherwise) on any of the Assets or on the rights, duties or obligations of the Parties as set forth in this Agreement.
               (ii) Neither Seller has received any written notice of a violation of any law, regulation or ordinance or any other requirement of any Governmental Authority with respect to the operation of its business.
               (iii) There is no Action against any shareholder, manager, director, officer or employee of either Seller in connection with its business which, in the event of an adverse judgment against any such person, could have a material adverse effect (financial or otherwise) on any of the Assets or either Seller’s business as a whole.
               (iv) No Seller and none of its assets or properties, and, in connection with such Seller business, to the knowledge of such Seller, no shareholder, manager,

director, officer or employee of either Seller, is subject to any order, judgment, writ, injunction, decree, ruling or decision of any Governmental Authority.
               (v) No Seller and no any present or past manager, officer, or employee of Seller acting for or on behalf of Seller, has paid or caused to be paid, solicited or received or caused to be received, directly or indirectly, in connection with its business: (a) any bribe, kickback or other similar payment to any Governmental Authority or any agent of any supplier or customer or (b) except in compliance with applicable law, any contribution to any political party or candidate (other than from personal funds of managers, officers or employees of Sellers not reimbursed by either Seller).
               (vi) There is no Action by either Seller currently pending or that either Seller intends to initiate that is material to such Seller or the Assets.
               (vii) No Seller, and to the knowledge of Sellers and McElheney, no shareholder, manager, director, officer, employee or agent of either Seller has been or is currently being investigated, charged or implicated in any violation of any laws involving incorrect billing or fraudulent and abusive billing practices. Each Seller has properly and legally billed all individuals, intermediaries and third party payors, as appropriate, for services rendered and has maintained all necessary documentation to support and reflect such billing practices.
               (viii) No Seller, and to the knowledge of Sellers and McElheney no shareholder, manager, director, officer, employee or agent of either Seller has engaged in any activities which may serve as the grounds for any penalties of any kind under the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b and 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Act (18 U.S.C. § 1001), the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (all as amended or superseded), and the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. § 1347, 18 U.S.C. § 669, 18 U.S.C. § 1035, 18 U.S.C. § 1518) and the corresponding fraud and abuse, false claims and anti-self referral and prescription drug manufacturing and marketing statutes and regulations in each state or other jurisdictions in which Sellers conduct business, or any related regulations, or other federal or state laws and regulations.
               (ix) No Seller, and to the knowledge of Sellers and McElheney, no shareholder, manager, director, officer, employee or agent of Sellers has: (a) knowingly and willfully made or cause to be made any false statement or representation of a material fact in any application for any benefit or payment under Medicare, Medicaid, or any other state or federally sponsored health care reimbursement program or health care benefit or treatment program; (b) knowingly and willfully made or cause to be made any false statement or representation of a material fact for use in determining rights to any such benefit or payment; or (C) having knowledge of the occurrence of any event affecting the initial or continued right to any such payment, or the initial or continued right to any such benefit or payment of any other individual on whose behalf either Seller has applied for or is receiving such benefit or payment, concealed or failed to disclose such event with an intent to fraudulently secure such benefit or payment either in a greater amount or quantity than is due or when no such benefit or payment is authorized.
          (f) Accounts Receivable. Schedule 3(f) includes a summary of the Accounts Receivable of each Seller, including an aging of such account in thirty (30) day increments for one hundred twenty (120) days from the date of original invoice, and the total amount of all Accounts Receivable. Each Account Receivable listed: (i) arose from valid sales or rentals in the ordinary course of business; (ii) relates to equipment, products, medications, supplies or services provided to patients covered under the Medicare, Medicaid or other third party public or private insurance program, or were provided on a direct bill basis, each of which patients were qualified under such programs to receive such products or services; (iii) relates to billings by or on behalf of Sellers which were prepared and submitted by the Seller with sufficient forms, documents, test results and other information necessary to receive proper payment with respect to each such Account Receivable and which billings were prepared and submitted in conformity with all applicable laws, rules, regulations, codes and guidelines of federal, state and local health care programs and in conformity with the requirements of each third party payor; and (iv) has been diligently pursued for payment in accordance with the requirements of the respective payors.
          (g) Advances. Sellers have not received nor have they applied for any cash advances from any Medicare, Medicaid or third party public or private insurance program or carrier, whether or not any such cash advance has been repaid to or recouped by such insurance program or carrier. Notwithstanding anything to the contrary contained herein, on a post-Closing basis, Seller shall within ten (10) days of its receipt of Buyer’s invoice and supporting documentation, reimburse Buyer for the amount of any such advances which are deducted by any payor from amounts billed by Buyer after the Closing.
          (h) Inventory. Schedule 3(h) is a complete list of all items of inventory including any medications, supplies, products or equipment which were in stock on June 30, 2003 (the “Pre-Closing Inventory”). All products held for sale by Sellers to its customers are of a quality and quantity usable and salable in the ordinary course of business (the “Inventory”). All items of Inventory are, or on the Closing Date will be, owned by Sellers, free and clear of any Encumbrances. All items of Inventory are located at either the Palmetto Leased Premises or the Panama City Leased Premises and are fully accessible to Sellers without legal right or restriction by any third party.
          (i) Active Customers. Schedule 3(i) is a complete and accurate list of all customers served by each Seller within the 24-month period prior to the Closing, excluding any customers who have requested not to be contacted by either Seller or have been classified in any status other than “active” by either Seller for any other reasonable purpose and in accordance with such Seller’s past practice (“Active Customers”). For each such customer, Schedule 3(i) includes the customer’s name, address and telephone number, the customer’s physician’s name, address and phone number, and, if applicable, the name, address and phone number of the customer’s insurance company or other payor; the equipment, products, medications, supplies and services supplied to such customer by Seller; and the date or dates on which such equipment, products, medications, supplies and services were supplied. Except as disclosed on Schedule 3(i), the relationships of each Seller with its Active Customers are good commercial working relationships. Each customer included on Schedule 3(i) has been duly qualified by the appropriate payor for reimbursement for services rendered by Seller, or is a customer being provided services on a direct bill basis who otherwise has the financial capability to pay for such services. Except as disclosed on Schedule 3(i), for each such patient, the customer file delivered pursuant to Section 10(c)(viii) of this Agreement includes executed documentation sufficient to allow billing of the customer’s primary payor in compliance with such payor’s requirements. The transactions contemplated by this Agreement will not adversely affect Sellers’ relationships with any Active Customers.
          (j) Products. Schedule 3(j) sets forth a complete and accurate list of all the product categories sold by either Seller. Sellers have heretofore furnished Buyer with copies of their currently effective standard forms of invoice and other commercial forms or agreements with respect to the products. Except as described in technical literature, specifications, price schedules or written materials provided to purchasers of the products (sample copies of which have been delivered to Buyer), Sellers have not given any written warranty concerning the nature, merchantability, fitness for a particular purpose or expected performance in connection with the products. Sellers do not offer a return policy.
          (k) Capitalization. Schedule 3(k) is a complete list containing the name and number of shares held by each shareholder of CMI (the “CMI Shareholders”). McElheney is the sole shareholder of CPC. There are no existing contracts or other agreements or commitments of either Seller or their shareholders, directly or indirectly, involving the right of any person or entity to become a shareholder or otherwise receive any equity or other beneficial interest in either Seller. There are no existing contracts, agreements, purchase or buy-out rights or rights of first refusal or any similar rights with respect to any of the equity interests in Sellers. There are no other legal or beneficial owners or holders of any equity interests in Sellers, and there are no claims by any person or entity with respect to any equity interests in Sellers, nor do any grounds exist upon which any person or entity could assert any such claim.
          (l) Subsidiaries. Neither Seller has any subsidiaries.
          (m) Authority. The execution, delivery and performance of this Agreement by Sellers have been duly authorized by each Seller’s board of directors and shareholders. No further action is necessary on the part of either Seller or McElheney to make this Agreement valid and binding upon each of them and enforceable against each of them in accordance with the terms hereof or to carry out the transactions contemplated hereby.
          (n) Tax Matters. Each Seller has prepared and filed all federal, state and local tax returns and reports as are or have been required to be filed, which returns were prepared on a basis consistent with its financial statements, and all taxes shown thereon to be due have been paid in full. Neither Seller has executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any income or other taxes, and neither Seller is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against either Seller. No accrued and unpaid taxes of any kind exist, and no formal claims have been made or asserted by the United States government or by any state or local government for income or any other taxes, except such as have been paid or (whether or not disputed) are disclosed pursuant to this Agreement.

          (o) Leases, Contracts and Commitments. Except as disclosed on Schedule 3(o), neither Seller nor any principal of either Seller is a party to any leases, contracts, agreements or commitments, written or oral, of any nature that (i) affect the Assets and (ii) in any case extend beyond one (1) year or create a liability in excess of Five Thousand Dollars ($5,000). There is no default under, no event has occurred which, with the lapse of time or action by a third party, would cause a default under, and no penalty has been incurred under, the Leases or any lease, contract, agreement or commitment set forth on Schedule 3(o) or the Supply Contracts set forth on Schedule 2(d). Neither Seller nor any principal of either Seller is a party to any pharmacy or nursing home contract that is not disclosed in a Schedule to this Agreement.
          (p) Employees. Schedule 3(p) contains a current, correct and complete list of the names and current hourly wage, monthly salary and other compensation of all employees of Sellers (collectively, the “Seller Employees”), together with a summary (containing estimates to the extent necessary) of the individual’s existing bonuses, additional compensation and other benefits (whether current or deferred), if any, accrued, paid or payable to each such person for services rendered or to be rendered through the fiscal period ending July 31, 2003. Except as set forth in Schedule 3(p), all of the Seller Employees are “at will” employees. Except as set forth in Schedule 3(p), no Seller is a party to any oral (express or implied) or written employment agreement or agreement that contains any severance or termination pay obligations, with any Seller Employee. Each Seller shall deliver true and correct copies (or, if not written, accurate descriptions of the parties and terms) of such employment agreements to Buyer prior to the Closing. Except as set forth in Schedule 3(p), as of the Closing Date, all vacation pay, holiday pay, short or long-term disability, reimbursement of expenses, tuition reimbursement, commissions, compensation for absences due to jury duty and funeral leave, paid time off, wages, salaries, bonuses, sick pay, extended sick leave, insurance benefits, or other employee benefits or reimbursements with regard to any current or former Seller Employee will have been paid by Sellers.
          (q) Employee Benefits. Except as set forth on Schedule 3(q), Seller is not a party to, bound by or obligated to contribute to any bonus, stock option, employee welfare, pension or retirement plan (except for Social Security), medical, hospitalization, vision, dental, life, disability or other similar benefit plan, severance plan or policy, or any other written or oral employee benefit arrangement, agreement or understanding, and is not a party to or bound by any policy manual or employee handbook (all of the foregoing are collectively referred to as “Benefit Plans”) with respect to Seller Employees. A summary of the terms of each Benefit Plan is set forth on Schedule 3(q) indicating as to each whether it is a “qualified plan” within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each such qualified plan, if any, has since its adoption been a qualified plan within the meaning of the Code. Each qualified plan has been operated substantially in accordance with its provisions and in compliance with the rules and regulations applicable to such qualified plan, including but not limited to rules, regulations and reporting requirements promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation, and the Department of Treasury pursuant to the Employment Retirement Income Security Act of 1974 (“ERISA”) or the Code and the Equal Employment Opportunity Commission pursuant to the Age Discrimination in Employment Act. There is no accumulated funding deficiency within the meaning of ERISA or any liability (including but not limited to any withdrawal liability) to any such plan, trust or agreement, or to the Pension Benefit Guaranty Corporation established under ERISA in connection with any qualified plan. There has been no prohibited transaction (as defined in Section 4975 of the Code and as defined in Section 406 of ERISA) by any qualified plan, or by any trustee or administrator thereof, that would subject Sellers or any qualified plan, or any party dealing with any such plan, to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code, nor has there been any failure to comply with the provisions of Title I of ERISA that would subject Sellers, or any qualified plan, any trustee or administrator thereof, or any party dealing with such qualified plan to any fine, penalty, tax or liability. True and complete copies of the Benefit Plans have previously been delivered to Buyer. Sellers are not in default under any Benefit Plans.
          (r) No Interest in Properties, Competitors, Etc. No manager, director, officer or shareholder of either Seller owns, directly or indirectly, in whole or in part, any of the properties necessary for the business of Seller as currently conducted or owns, directly or indirectly, any interest in or controls or is an employee, officer, director or partner of, participant in or consultant to any corporation, association, partnership, limited partnership, joint venture or other business organization that is a competitor, supplier, customer, landlord or tenant of Sellers or Buyer, other than the Panama City Lease.
          (s) Financial Statements. Attached to this Agreement as Schedule 3(s) are financial statements of each Seller for the years ended December 31, 2001 and 2002, and for the month ended July 31, 2003, which statements are in accordance with the books and records of each Seller, are true and accurate statements and fairly set forth the financial condition and results of operations of each Seller, have been prepared in accordance with GAAP applied on a consistent basis, using the accrual basis of accounting and contain and reflect all necessary adjustments for a fair presentation of the financial condition and results of operations for the periods covered by the statements.
          (t) Approvals and Consents. Except as otherwise disclosed herein, or as set forth on Schedule 3(t) hereof, no consent, approval or authorization is required in connection with the execution or delivery of this Agreement by Sellers and McElheney or the consummation by any of them of the transactions contemplated hereby.
          (u) Insurance. The Assets that are of an insurable nature and are of a character usually insured by similar businesses have been continuously insured by Sellers since their date of acquisition, with the types and amounts of insurance adequate to protect Sellers, the Assets and their respective financial condition. Schedule 3(u) sets forth a complete and accurate list and a brief description of all insurance policies currently held by Sellers with respect to their businesses and/or the Assets. True and correct copies of all such insurance policies have been previously delivered to Buyer by Sellers. Except as set forth on Schedule 3(u), such insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Certificates of insurance evidencing such coverage shall be delivered to Buyer at or immediately prior to the Closing.
          (v) Labor Unions. No Seller Employee or group of employees is represented by any labor union, trade association or other employee organization, no demand for recognition has been made by any labor union with respect to Seller Employees, and there is not and has not been any labor union organizing activities at the Palmetto Leased Premises, the Panama City

Leased Premises or elsewhere. Neither Seller is a party to any collective bargaining agreement or understanding with any labor union, trade association or other employee organization with respect to any Seller Employees and no such arrangements are being negotiated.
          (w) Resignations. Neither Seller nor McElheney has received any oral or written notice that any Seller Employee has any plans to terminate his or her employment with either Seller.
          (x) Condition of Assets. All furniture, fixtures, equipment, Inventory, supplies and other tangible property comprising the Assets are in Sellers’ possession, are located at the Leased Premises and are in good, usable condition and repair, ordinary wear and tear excepted.
          (y) Disclosure. No representation or warranty made by Sellers or McElheney in this Agreement, the Exhibits and Schedules hereto or any of the documents required to be delivered pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.
     4. Representations of Buyer. Buyer hereby represents and warrants the following:
          (a) Organization and Standing. Buyer is a limited liability company, duly organized, validly existing and has an active status under the laws of the State of Florida and has the corporate power and authority to carry on its business as it is now being conducted. Buyer has previously delivered to Sellers a true and complete copy of its Articles of Organization, and all amendments thereto.
          (b) Authority. The execution and delivery of this Agreement by Buyer has been duly authorized by all necessary corporate action of Buyer. No further corporate action is necessary on Buyer’s part to make this Agreement valid and binding upon it and enforceable against it in accordance with the terms hereof or to carry out the actions contemplated hereby.
          (c) Approvals and Consents. Except as otherwise disclosed herein or as set forth on Schedule 4(c) hereof, no consent, approval or authorization is required in connection with the execution or delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.
          (d) Licenses and Permits. Buyer has all applicable authorizations, approvals, licenses, permits and orders of and from all Governmental Authorities, necessary to carry on its business, to own or lease the properties and assets it owns or leases and to perform all of its obligations under the agreements to which it is a party. Prior to the Closing, Buyer shall have applied for a special closed system/special P/E pharmacy license from DOH to cover both they Palmetto and Panama City locations.
          (e) Transferred Pharmacy Records. Buyer shall maintain all prescription and other records transferred pursuant to this Agreement as required by all applicable laws, rules, regulations and administrative orders of the United States of America or the State of Florida.

     5. Restrictive Covenants.
          (a) Noncompetition. For a period of five (5) years after the Closing Date, neither CMI, CPC nor the CMI Shareholders shall, directly or indirectly, within a two hundred (200) mile radius of the Palmetto and Panama City Leased Premises, enter into, engage in, be employed by or consult with any person or entity in connection with the nursing home pharmacy business. The prohibition of this Section shall apply to all activities of Sellers and CMI Shareholders, whether as an individual or corporation acting on its own behalf, or as an independent contractor, partner or joint venturer, consultant or as an officer, director, stockholder, agent, employee or salesman for any person, firm, partnership, corporation or other entity.
          (b) Nonsolicitation. For a period of five (5) years after the Closing Date, Sellers and the CMI Shareholders each agree that they will not, either directly or indirectly, as independent contractor, employee, consultant, agent, partner or joint venturer, or as an officer, director, stockholder, agent or employee of any firm, person, partnership or corporation, or otherwise, solicit the employees, customers or referral sources of Buyer to reduce or discontinue their employment, customer or referral relationship with Buyer.
          (c) Customer Contact. For a period of five (5) years after the Closing Date, Sellers and the CMI Shareholders will refrain from any direct or indirect contact with the Active Customers in connection with the nursing home pharmacy business, except that any CMI Shareholders who become employed by Buyer is excluded herefrom to the extent required to perform their duties under their employment agreements with Buyer and provided further that Sellers shall be permitted to contact such customers for billing and collection purposes as set forth in Section 13(a) or to protect its rights in any audit, investigation or lawsuit against or affecting Sellers. Sellers and the CMI Shareholders acknowledge that they may not bill after the Closing Date for any goods or services if the date of service occurs after the Closing Date.
          (d) Enforcement. It is agreed and understood by and among the Parties that the restrictive covenants set forth in Sections 5(a) through 5(c) of this Agreement are each individually essential elements of this Agreement and that, but for the agreement of Sellers and the CMI Shareholders each to comply with such covenants, Buyer would not have agreed to enter into this Agreement. The existence of any claim or cause of action of either Seller or the CMI Shareholders against Buyer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Buyer of such restrictive covenants except in the event Sellers have pursued legal action against Buyer on the payment obligations of the Note and obtained a judgment against Buyer in such litigation. It is further agreed by the Parties that if any portion of the restrictive covenants set forth in Sections 5(a) through 5(c) of this Agreement is held to be unreasonable, arbitrary or against public policy, then each such covenant shall be considered divisible as to time, geographical area and restricted activities, it being the intention of the Parties that a lesser period of time or geographical area shall be enforced so long as the same is not unreasonable, arbitrary or against public policy.
          (e) Enforcement by Assignees. The Parties agree that the restrictive covenants contained herein shall inure to the benefit of, and may be enforced by, the successors and assigns of Buyer.

     6. Conduct of Sellers Pending and After Closing. Pending the Closing, CMI and CPC, jointly and severally, covenant that they will cause or accomplish the following:
          (a) Representations and Warranties. Neither Seller will take any action and will not permit any action to be taken which would cause any of the Sellers’ representations and warranties set forth in Article 3 to be untrue as if such representations were made on and as of the Closing Date.
          (b) Sellers’ Delivery of Schedules and Exhibits. Within ten (10) days of the execution of this Agreement, Sellers shall cause all schedules and exhibits for which they are responsible to be delivered to Buyer.
          (c) Conduct of Business. Sellers will conduct their business in the ordinary course of business and in the same manner as in the past. From the date hereof to the Closing Date, without the prior written consent of Buyer, neither Seller will: (i) enter into any contract or other transaction other than in the ordinary course of business; (ii) sell, assign, pledge, subject to lien or otherwise transfer the Assets, other than transfers in the ordinary course of business or liens, pledges or mortgages discharged on or prior to the Closing Date; (iii) grant any salary increase or modify any other form of compensation payable to any employee or other personnel performing services for the Business; or (iv) terminate any service contracts.
          (d) Conditions Precedent. Sellers shall take no action which would prevent the satisfaction, prior to or at Closing, of all conditions precedent to the obligations of Buyer set forth in Article 8.
          (e) Applications. Sellers shall provide reasonable cooperation to Buyer in obtaining the permits, licenses, authorizations, consents, and approvals required by Buyer under applicable local, state and federal law and contracts and agreements to purchase the Assets and operate the business as currently operated by CMI and CPC.
          (f) Merger, Etc. Sellers will not merge or consolidate with or into any other entity, sell, lease or otherwise dispose of any of the Assets (except for retirements and replacements in the ordinary course of business), liquidate or dissolve, and shall not enter into any agreements to do any of the foregoing.
          (g) Insurance. Sellers will maintain the insurance currently carried to insure the Assets against liability, loss or other casualty and will continue all professional liability insurance coverage currently carried through the Closing Date. Sellers will not, without the consent of Buyer, amend, modify or cancel such policies currently in effect.
          (h) Maintenance. Sellers shall keep the Assets in their current state of repair, normal wear and tear excepted, and make all necessary and appropriate repairs and maintenance.
          (i) Access to Records. Prior to and following the Closing, Sellers shall give Buyer and Buyer’s counsel, accountants, consultants and other representatives full access, during normal business hours, and upon request, to the Assets, the Business, and Sellers’ books, contracts, commitments, and records concerning the Business, and Seller shall furnish Buyer during such period with all relevant information as Buyer may reasonably request.

          (j) Cooperation of Sellers and Buyer Pending Closing. Sellers and Buyer shall each use their best efforts and act in good faith to close the transactions contemplated by this Agreement. After the Closing, Sellers covenant that each of them will fully and timely pay and perform all Excluded Liabilities.
     7. Conduct of Buyer Pending and After Closing. Pending the Closing, Buyer covenants that it will cause or accomplish the following:
          (a) Representations and Warranties. Buyer will take no action and will not permit any action to be taken, to cause Buyer’s representations and warranties set forth in Article 4 to be untrue as if such representations and warranties were made on and as of the Closing Date.
          (b) Buyer’s Delivery of Schedules and Exhibits. Within ten (10) days of the execution of this Agreement, Buyer shall cause all schedules and exhibits for which it is responsible to be delivered to Sellers.
          (c) Applications. Buyer shall apply for, and diligently pursue attainment of, all permits, licenses, approvals and other authorizations necessary own the Assets and to operate the business as currently operated by Sellers.
          (d) Conditions Precedent. Buyer shall take no action which would prevent the satisfaction, prior to or at Closing, of all the conditions precedent to the obligations of Sellers set forth in Article 9.
          (e) Cooperation of Sellers and Buyer Pending Closing. Sellers and Buyer shall cooperate pending Closing as is provided in Section 6(i).
          (f) Post-Closing Operations. For the six (6) month period immediately following the Closing, Buyer shall operate its business related to the Assets in the ordinary course of business and use its good faith efforts to maintain the business represented by the Supply Contracts and to increase its revenues thereunder. Buyer agrees that during this time period it will not make any public announcements or disclosures concerning the purchase hereunder, other than as required by law, and shall operate the business under a fictitious name utilizing the word “CoastalMed” and Sellers hereby consent to Buyer’s use of “CoastalMed” for such six month period. During such period, Randall McElheney agrees to remain employed by Buyer and use his good faith efforts to assist Buyer in maintaining the Supply Contracts and increasing revenues thereunder.
     8. Conditions Precedent to Buyer’s Obligations to Close. Buyer’s obligation to close the transactions contemplated hereby shall be subject to the satisfaction of the following conditions precedent prior to or at the Closing, unless waived in writing by Buyer. The failure of any of the following conditions to be met (through no fault of Buyer) shall cause this Agreement to be terminated with no further obligation of the Parties except for those arising under Section 13(s) hereof:

          (a) Sellers’ Deliveries. Within ten (10) days of the execution of this Agreement, Sellers shall deliver to Buyer those items contemplated in Section 6(b) hereof. At or prior to Closing, each Seller shall deliver to Buyer those items set forth in Section 10(c).
          (b) Representations and Warranties True at Closing. The representations and warranties made by CMI and CPC in this Agreement and all other agreements and documents executed in connection herewith shall be true and correct in all respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.
          (c) Compliance with Agreement. Sellers shall have performed and complied with all obligations under this Agreement in all respects which are to be performed or complied with by Sellers prior to or at Closing.
          (d) No Adverse Change. The Assets shall not have been adversely affected in any way, by any adverse event or condition or by any actual interference with use or fire or other casualty or condemnation or as a result of any notice of deficiency or other adverse event with respect to the Assets issued by any governmental authority which has not been disclosed herein or in the Schedules or Exhibits attached hereto.
          (e) Litigation. No litigation or other proceeding, including administrative proceedings or arbitration, other than as disclosed in this Agreement and the Schedules and Exhibits, shall have been commenced or threatened against either for Sellers or the Assets which would materially adversely affect the consummation of the transactions contemplated herein.
          (f) Due Diligence. Buyer and its lender shall be satisfied with the results of its due diligence investigation of CMI and CPC.
          (g) Financing. Buyer shall have arranged equity and/or debt financing for the Purchase Price and working capital needs on terms and conditions acceptable to Buyer.
          (h) Insurance. Buyer shall have obtained commitments from one or more insurers to insure the Assets on terms and conditions acceptable to Buyer.
          (i) Governmental Approvals. Buyer shall have obtained all governmental approvals necessary to take possession and title to the Assets and to operate a pharmaceutical business from each of the Leased Premises.
     9. Conditions Precedent to Sellers’ Obligations to Close. Sellers’ obligation to close the transactions contemplated hereby shall be subject to the satisfaction of the following conditions precedent prior to or at the Closing, unless waived by Sellers:
          (a) Buyer’s Deliveries. Within ten (10) days of the execution of this Agreement, Buyer shall deliver to Sellers those items contemplated in Section 7(b) hereof. At or prior to Closing, Buyer shall deliver to Sellers those items set forth in Section 10(d).
          (b) Representations and Warranties True at Closing. The representations and warranties made by Buyer in this Agreement and all other agreements and documents executed in connection herewith shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.
          (c) Compliance with Agreement. Buyer shall have performed and complied with all its obligations under this Agreement in all respects which are to be performed or complied with by Buyer prior to or at Closing.
     10. Closing; Termination.
          (a) Closing. At the closing of the transactions contemplated hereby (the “Closing”), Sellers shall sell, assign, transfer, convey and deliver the Assets to Buyer free and clear of all Encumbrances, and Buyer shall purchase the Assets from Sellers. Unless otherwise agreed by the Parties, the Closing shall be held on October 1, 2003 (the “Closing Date”), at 10:00 a.m. at the offices of Buchanan Ingersoll P C, located at 401 E. Jackson Street, Suite 2500, Tampa, Florida 33602. In connection with the Closing, the Parties shall take all reasonable actions necessary to facilitate Sellers’ compliance with Florida Administrative Code Sections 64B16-28.201 and 64B16-28.203.
          (b) Termination. At any time before the Closing, this Agreement may be terminated:
               (i) by either Buyer or Sellers if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the other herein and such breach is either incapable of cure, or if such breach is not cured within fifteen (15) days after written notice of such breach is received from the non-breaching party, of if earlier, by the Closing Date;
               (ii) by Buyer, if any conditions set forth in Article 8 has not been satisfied at or before the Closing;
               (iii) by Sellers, if any condition set forth in Article 9 has not been satisfied at or before the Closing;
               (iv) upon mutual agreement of Buyer, CMI and CPC; or
               (v) by either Buyer or Sellers, if the Closing has not occurred on or before November 30, 2003.
          (c) Sellers’ Closing Deliveries. At the Closing, in accordance with the terms of this Agreement, Sellers shall deliver to Buyer the following:
               (i) Bills of sale, assignments and all other instruments necessary or appropriate to convey all right, title and interest in or to the Assets to Buyer.
               (ii) An employment agreement executed by Randall McElheney, which shall include among his assigned duties helping to ensure a smooth transition from

Sellers to Buyer, maintaining and increasing revenues under the Supply Contracts and obtaining additional Supply Contracts.
               (iii) An employment agreement executed by Lorianne McElheney, which shall include a covenant to allow Buyer to register Ms. McElheney as its licensed pharmacist and to designate her as prescription manager for the Panama City location.
               (iv) An employment agreement executed by ______, which shall include a covenant to allow Buyer to register ______ as its licensed pharmacist and to designate his/her as prescription manager for the Palmetto location.
               (v) Assignment and Assumption Agreements related to the Panama City Leased Premises and the Palmetto Leased Premises, executed by the respective landlord to evidence its agreement to recognize Buyer as the tenant thereunder.
               (vi) Assignment and Assumption Agreements from each Seller to Buyer, for all contracts and agreements to be assumed by Buyer hereunder, including the Supply Contracts.
               (vii) Restrictive covenant agreements executed by McElheney and each of the CMI Shareholders (as hereinafter defined).
               (viii) Possession of the Assets, including, without limitation: (a) full customer files containing executed documentation sufficient to allow billing of all accounts; (b) a certified schedule of prescriptions, together with all prescription files of Sellers, as required by Florida Administrative Code Section 64B16-28.201; and (c) all medicinal drugs transferred pursuant to this Agreement, together with an inventory thereof. The inventories shall be performed on the Closing Date for both the Palmetto and Panama City locations. Sellers shall be solely responsible for all costs associated with the inventories, and Buyer may have representatives present for the inventories.
               (ix) A certificate executed by the President of each Seller as of the Closing Date, certifying as to (a) the resolutions adopted by Seller and its shareholders approving the execution of this Agreement and the consummation of the transactions contemplated hereby, (b) the incumbent officers of Seller and the authenticity of the signatures of each, and (c) the accuracy of the representations and warranties of Seller contained in this Agreement.
               (x) A certificate of the Secretary of State of Florida certifying that each Seller is a corporation with an active status under the laws of the State of Florida, together with a certified copy of each Seller’s articles of incorporation, all dated within ten (10) days prior to the Closing Date.
               (xi) Evidence of termination of any financing statements previously on record with respect to any of the Assets, including, without limitation, those filled by Bay Bank & Trust Co. and Bindley Western Drug Company.

               (xii) Limited Power of Attorney from each Seller for use of its pharmacy license, DEA and other Registration Numbers and DEA Order Forms.
               (xiii) Sellers’ Monthly Financial Statements pursuant to Section 2(d)(i) hereof. In the event the most recent statement of the Sellers’ Monthly Financial Statements is not available at the Closing, Sellers shall deliver the same to Buyer within ten (10) days of the Closing Date.
               (xiv) Certificates of insurance pursuant to Section 3(u) hereof.
               (xv) An Operations Transfer Agreement, substantially in the form attached hereto as Exhibit 2.
               (xvi) Such other instruments, agreements and documents as are required to carry out the transactions contemplated by this Agreement or incidental thereto.
          (d) Buyer’s Closing Deliveries. At the Closing, in accordance with the terms of this Agreement, Buyer shall deliver to Sellers the following:
               (i) The Purchase Price as provided in Section 2 of this Agreement, including, without limitation, the cash consideration and the Note.
               (ii) A guaranty of the Note, duly executed by an authorized officer of THC.
               (iii) A certificate executed by the Chairman and CEO of Buyer, dated the Closing Date, certifying as to (a) the corporate authority of Buyer for the execution of this Agreement and the consummation of the transactions contemplated hereby, and (b) the incumbent officers of Buyer and the authenticity of the signatures of each, and (c) the accuracy of the representations and warranties of Buyer contained in this Agreement.
               (iv) A certificate of the Secretary of State of Florida certifying that the Buyer is a corporation with an active status under the laws of the State of Florida, together with a certified copy of each Buyer’s articles of incorporation, all dated within ten (10) days prior to the Closing Date.
               (v) Such other instruments, agreements and documents as are required to carry out the transactions contemplated by this Agreement or incidental thereto.
          (e) Closing Costs. Except as provided in Sections 2(a)(ii), 2(d) and 13(d) hereof, Sellers shall be responsible for and shall pay all the fees, taxes (including sales taxes), and other costs required to be paid on account of or in connection with the transfer of the Assets.
     11. Indemnification.
          (a) Of Buyer. Sellers jointly and severally agree to indemnify and hold harmless Buyer in respect of any and all claims, losses and expenses, including reasonable fees and disbursements of counsel (before and at trial, in bankruptcy proceedings and in appellate proceedings), which may be incurred by Buyer (the “Indemnified Party”) arising out of:
               (i) any material breach by either Seller or McElheney of, any of their representations, warranties, covenants or agreements made in this Agreement, the Schedules and Exhibits hereto or any document or paper delivered in connection with the transactions contemplated hereby;
               (ii) any attempt (whether or not successful) by any person to cause or require the Indemnified Party to pay or discharge any debt, obligation, liability or commitment inconsistent with any such representation, warranty, covenant or agreement;
               (iii) any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 11(a), including reasonable fees and disbursements of counsel (before and at trial, in bankruptcy proceedings and in appellate proceedings).
          (b) Of Sellers. Buyer agrees to indemnify and hold harmless Sellers in respect of any and all claims, losses and expenses, including reasonable fees and disbursements of counsel (before and at trial, in bankruptcy proceedings and in appellate proceedings), which may be incurred by Sellers (the “Indemnified Party”) arising out of:
               (i) any material breach by Buyer of any of its representations, warranties, covenants or agreements made in this Agreement, the Exhibits hereto or any document or paper delivered in connection with the transactions contemplated hereby;
               (ii) any attempt (whether or not successful) by any person to cause or require the Indemnified Party to pay or discharge any debt, obligation, liability or commitment inconsistent with any such representation, warranty, covenant or agreement;
               (iii) any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 1l(b), including reasonable fees and disbursements of counsel (before and at trial, in bankruptcy proceedings and in appellate proceedings).
          (c) Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 11, the Indemnified Party shall notify the Party or Parties (as the case may be) against whom indemnification is sought (whether one Party or more, the “Indemnifying Party”) in writing, by certified mail, return receipt requested, with postage prepaid, of the facts constituting the basis for such claim. Such notice shall specify all facts known to the Indemnified Party giving rise to such indemnification right and the amount or an estimate of the amount of the liability arising therefrom. The right to indemnification hereunder and the amount or the estimated amount thereof, as set forth in such notice, shall be deemed agreed to by the Indemnifying Party unless, within fifteen (15) days after the receipt of such notice, the Indemnified Party is notified in writing that the Indemnifying Party disputes the right to indemnification as set forth or estimated in such notice.

          (d) Right to Defend; Third-Party Claims, Etc. If the facts giving rise to any such indemnification right shall involve any actual or threatened claim or demand by any third party against the Indemnified Party or any possible claim by the Indemnified Party against any third party, such claim by or against a third party shall be referred to as a “Third-Party Claim.” The Indemnifying Party shall, at its own expense, promptly select counsel reasonably acceptable to the Indemnified Party or Parties and undertake full responsibility for the defense or prosecution of such Third-Party Claim and may contest or settle it on such terms as it may choose. If the Indemnifying Party fails to defend such Third-Party Claim, (1) the Indemnified Party may proceed in the defense or prosecution of the Third-Party Claim (with such costs and fees to be reimbursed by the Indemnifying Party) and in any and all settlement negotiations relating thereto, and (2) the Indemnified Party may contest or settle the Third-Party Claim on such terms at it may choose, although the Indemnified Party shall not reach a settlement until it has consulted in good faith with the Indemnifying Party. Any such participation shall not relieve the Indemnifying Party of its obligations to indemnify the Indemnified Party under this Section 6. If by reason of any Third-Party Claim a lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnified Party, the Indemnifying Party, if it desires to exercise its right to defend or prosecute such suit, shall furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution.
          (e) Right of Offset. With respect to any claims by Buyer for indemnification under this Section 11 against Sellers, in furtherance and not in limitation of its rights under this Agreement, Buyer, at its option, shall be entitled to an immediate right of offset against any amounts owed by Buyer to such party, including, without limitation, any amounts to be paid under Section 11 of this Agreement. Such right of offset shall be exercised by written notice to the Party or Parties against which the right of offset is taken, which notice shall be given in accordance with the requirements of Section 13(f) of this Agreement and shall indicate the total amount of such offset.
     12. Transferred Employees. Seller shall terminate the employment of the Seller Employees on the Closing Date, and Seller shall be responsible for providing any notices required to be given to such employees under applicable law, including the Workers Adjustment and Retraining Notification Act and the Consolidated Omnibus Budget Reconciliation Act of 1985. Buyer may, in its discretion at any time up to and including the Closing Date, provide letters to the Seller Employees, setting forth the terms and conditions of their proposed employment. Those Seller Employees who accept Buyer’s offer of employment shall become employees of Buyer on the Closing Date.
     13. General.
          (a) Collection Limitations. Following the Closing Date, Sellers shall be permitted to collect the Accounts Receivable, but to do so, it shall only take such collection action as it has customarily taken in the ordinary course of business prior to Closing, and it shall adhere to its ordinary write off policies with respect to such Accounts Receivable. Notwithstanding the foregoing, in no event may Sellers engage in any extraordinary collection action, including without limitation litigation, without the prior written consent of Buyer. For the six (6) month period immediately following the Closing Date, Buyer shall use its commercially reasonable efforts to assist Sellers in the collection of their Accounts Receivable, at no cost to Sellers, as provided in the Operations Transfer Agreement.
          (b) Brokers. Buyer utilized the services of, and is solely responsible for any brokers fees due to, Randy Parrish. Each of the other Parties to this Agreement represents and warrants, each to the others, that it has not utilized the services of any other finder, broker or agent. Each of the Parties agrees to indemnify the other Parties against and hold them harmless from any and all liabilities to any person, firm or corporation claiming any broker’s or finder’s fee or commission of any kind on account of services rendered on behalf of such corporation in connection with the transactions contemplated by this Agreement.
          (c) Survival of Representations, Warranties, Etc. Each of the Parties to this Agreement covenants and agrees that its representations, warranties, covenants, statements and agreements contained in this Agreement and the Exhibits and Schedules hereto and any document delivered in connection herewith shall survive the Closing Date and terminate on the fifth anniversary thereof.
          (d) Expenses. Each of the Parties to this Agreement shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts. Cash expenses of Sellers and McElheney incurred in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby are specifically agreed to be liabilities that will not be assumed by Buyer pursuant to this Agreement.
          (e) Press Releases. Except as otherwise required by law, no statement or public disclosure concerning the transactions contemplated by this Agreement shall be made or released to any medium of public communication except with the prior joint written approval of Buyer and Sellers. Upon the release of any public disclosure of the transactions contemplated hereunder, the Parties may disclose the tax treatment of the transactions to the Internal Revenue Service or any other interested person.
          (f) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; the day after it is sent, if sent by recognized expedited delivery service; and five (5) days after it is sent, if mailed, first class mail, postage prepaid. In each case notice shall be sent to:

If to Buyer:	LaurelPharm, LLC
c/o Tandem Health Care
800 Concourse Parkway South, Suite 200
Maitland, Florida 32751
Attention: Mr. Lawrence R. Deering,
Chairman and CEO

with a copy to:	Rosemary L. Corsetti, Esq.
General Counsel
Tandem Health Care
c/o One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, Pennsylvania 15219

and:	Linda L. Fleming, Esq.
Buchanan Ingersoll PC
401 E. Jackson Street, Suite 2500
Tampa, Florida 33602

If to CMI, CPC	Mr. Randall A. McElheney
or McElheney	408 South Bonita Drive
Panama City, Florida 32401

with a copy to:	Nevin Zimmerman, Esq.
Harrison, Rivard, Zimmerman & Bennett
109 Harrison Avenue
Panama City, Florida 32401
or to such other address as such Party shall have specified by notice in writing to the other Parties.
          (g) Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, which are incorporated herein by this reference, constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, among the Parties to this Agreement with respect to the subject matter hereof. This Agreement may not be modified or otherwise amended except by an instrument in writing executed by the Party sought to be charged therewith, except for delivery of schedules and exhibits pursuant to Section 13(u) hereof.
          (h) Assignability. This Agreement shall not be assignable by any of the Parties to this Agreement without the prior written consent of all other Parties to this Agreement. Notwithstanding the foregoing, Buyer may assign this Agreement to THC or any sister or subsidiary corporation of Buyer.
          (i) Interpretation. All pronouns used herein shall be deemed to include masculine, feminine and neuter genders as appropriate, and the singular shall be deemed to include the plural as appropriate. The use of the term “including” shall mean “including without limitation” unless otherwise specified.
          (j) Further Assurances. The Parties to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements or other instruments as Buyer or its counsel may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement, and to effectively convey, transfer and assign the Assets to Buyer. After the Closing, Sellers shall take all actions reasonably necessary to put Buyer in actual possession and operating control of the Assets.
          (k) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be an original for all purposes.
          (l) Captions. The article, section and other captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          (m) Governing Law. The validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Florida, without regard to its conflict of law provisions.
          (n) Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the Parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or to result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.
          (o) Construction. The Parties acknowledge that this Agreement is a result of mutual negotiations and that they have jointly participated in the preparation hereof. Accordingly, the Parties agree that this Agreement shall be construed in accordance with the terms hereof and shall not be strictly construed for or against any Party.
          (p) Cooperation. The Parties to this Agreement shall execute such powers of attorney as may be necessary or appropriate to permit participation of counsel selected by any Party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each Party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other Party and will furnish to such other Party copies of all such documents as may reasonably be requested (certified, if requested). After the Closing, Sellers authorize Buyer to open all communications received and to deal with the context of such communications in a proper manner if they are related to the Assets or the subject matter of this Agreement.
          (q) Severability. If any of the provisions of this Agreement shall be construed to be illegal or invalid, such construction shall not affect the legality or validity of any of the other provisions hereof, and except as otherwise expressly provided herein, the illegal or invalid provisions hereof shall be deemed stricken and deleted herefrom, to the same extent as if never incorporated herein, but all other provisions hereof shall remain in full force and effect.
          (r) No Shop. Sellers agree that prior to the earliest of the Closing or the termination of this Agreement, that neither CMI nor CPC will enter into any discussions, negotiations, agreements or transferring concerning the sale, lease or management of any of the Assets with any party other than Buyer, and Sellers shall promptly notify Buyer if either Seller receives any indication of interest from any other third party.

          (s) Confidentiality. The Parties shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public shall be held by each Party as confidential and proprietary information and shall not be disclosed without the prior written consent of the other Parties. Accordingly, Buyer and Sellers shall not discuss with, or provide nonpublic information to, any third party (except for its governing boards, attorneys, accountants, directors, officers and employees, the directors, officers and employees of any affiliate of any Party, and other consultants, representatives, agents and professional advisors) concerning this transaction prior to the Closing, except: (i) as required in governmental filings or judicial, administrative or arbitration proceedings; or (ii) pursuant to public announcements made with the prior written approval of Sellers and Buyer.
          (t) Arbitration. Any dispute, controversy or claim arising out of this Agreement shall be settled by arbitration in accordance with this section. Any arbitration under this Section shall be conducted in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be Orange County, Florida. The arbitrators shall decide legal issues pertaining to the dispute, controversy or claim pursuant to the laws of the State of Florida. Subject to the control of the arbitrators, or as the parties may otherwise mutually agree, the parties shall have the right to conduct reasonable discovery pursuant to the Federal Rules of Civil Procedure. The arbitrators shall have no authority to award punitive damages, but shall have authority to order equitable relief.
          (u) Schedules and Exhibits. The parties acknowledge that this Agreement is being executed without all schedules and exhibits attached hereto. Each party agrees to provide the other parties all schedules and exhibits for which it is responsible within ten (10) days of execution of this Agreement. All schedules and exhibits may be objected to for a twenty (20) day period following their receipt by the other parties. In the event no objections are raised during such twenty (20) day period, the schedules and exhibits so delivered shall be deemed final, and subject to change only with the consent of all parties.
          (v) WAIVER. EACH PARTY ACKNOWLEDGES THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THEM, THE COMMERCIAL NATURE OF THE TRANSACTIONS OUT OF WHICH THIS AGREEMENT ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY BUYER, CMI, CPC AND MCELHENEY HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS AGREEMENT OR TO ANY OTHER DISPUTE ARISING BETWEEN THEM RELATED TO THE SUBJECT MATTER HEREOF.

     IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized officer as of the date first above written.

LAURELPHARM, LLC
By:	Tandem Health Care, Inc., its sole Member

By:	/s/ Lawrence R. Deering

Lawrence R. Deering, Chairman and CEO

COASTALMED, INC.

By:	/s/ Randall A. McElheney

Randall A. McElheney, President

COASTALMED OF PANAMA CITY, INC.

By:	/s/ Randall A. McElheney

Randall A. McElheney, President

/s/ Randall A. McElheney

RANDALL A. MCELHENEY